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CITI TRENDS, INC.
(Name of Registrant as Specified in Its Charter)

MACELLUM ADVISORS GP, LLC MACELLUM SPV III, LP MACELLUM CAPITAL MANAGEMENT, LLC MACELLUM MANAGEMENT, LP MCM MANAGEMENT, LLC MCM MANAGERS, LLC JONATHAN DUSKIN PAUL METCALF
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Macellum Advisors GP, LLC, together with its affiliates (collectively, “Macellum”), has made a definitive filing with the Securities and Exchange Commission of a proxy statement and accompanying WHITE proxy card to be used to solicit votes for the election of its slate of highly-qualified director nominees to the Board of Directors of Citi Trends, Inc., a Delaware corporation (the “Company”), at the Company’s upcoming 2017 annual meeting of stockholders, or any other meeting of stockholders held in lieu thereof, and any adjournments, postponements, reschedulings or continuations thereof.

On April 18, 2017, Macellum issued the following press release and open letter to stockholders:

MACELLUM CORRECTS BLANTANT INACCURACIES IN CITI TRENDS, INC.’S LETTER TO STOCKHOLDERS

Expresses Outrage that Citi Trends’ Board Intends to Spend Up to $2.6 Million of Stockholder Money on a Contested Election Despite the Company’s Prolonged Stock Price and Operating Underperformance

Urges Stockholders to Vote the WHITE Proxy Card to Elect Macellum’s Two Highly Qualified Stockholder Representatives to the Citi Trends Board

New York, New York (April 18, 2017) -- Macellum SPV III, LP, Macellum Advisors GP, LLC, and certain of their affiliates (collectively, “Macellum”), a large stockholder of Citi Trends, Inc. (NASDAQ: CTRN) (the “Company” or “Citi Trends”), today issued a letter to stockholders correcting some of the Company’s most blatant inaccuracies set forth in the Board’s letter to stockholders dated April 11, 2017. In the letter, Macellum notes that the Board attempts to claim their strategy is working by comparing their total stockholder returns against one of the lowest periods of the Company’s public history and against “peers” that the Board either fails to identify or consists of worst-in-class companies while ignoring competitors and best-in-class companies that have significantly outperformed Citi Trends. Macellum also expresses its outrage that the Board intends to spend up to $2.6 million of stockholders money, or 14% of last year’s EBIT, to pursue a contested election against Macellum at the upcoming annual meeting of stockholders scheduled for May 24, 2017.

Macellum urges stockholders to vote today on the WHITE proxy card to elect its two highly qualified nominees — Jonathan Duskin and Paul Metcalf — to the Board at the Company’s upcoming annual meeting

The full letter can be found at the link here: Macellum Letter to Citi Trends Stockholders and on Macellum’s dedicated website, www.fixcititrends.com.

Investor Contact:

Jonathan Duskin

Macellum Capital Management, LLC

(212)-956-3008

Jduskin@macellumcap.com

John Ferguson

Saratoga Proxy Consulting LLC

(212) 257-1311 or (888) 368-0379

Info@saratogaproxy.com

The full text of the letter found at the link above is as follows:

VOTE THE WHITE PROXY CARD TODAY

April 18, 2017

Dear Fellow Stockholders:

As one of the largest stockholders of Citi Trends, Inc. (the “Company” or “Citi Trends”), our interests are directly aligned with your interests. In our view, the Board’s recent letter to stockholders dated April 11, 2017 epitomizes the Board’s self-serving nature and deep entrenchment. We were shocked to learn that the Company’s Board of Directors (the “Board”) intended to spend up to $2.6 million of stockholders money, or 14% of last year’s EBIT, to pursue a contested election against us at the upcoming annual meeting of stockholders scheduled for May 24, 2017 (the “Annual Meeting”), particularly in light of Citi Trends’ continued stock price and financial underperformance and the most glaring failure of this Board – the failure to hire and retain a qualified CEO for the Company.

In their letter, the Board attempts to claim their strategy is working by comparing their total stockholder returns against one of the lowest periods of the Company’s public history and against “peers” that the Board either fails to identify or consists of worst-in-class companies while ignoring competitors and best-in-class companies that have significantly outperformed Citi Trends. After correcting some of the most blatant inaccuracies in the Board’s letter, we trust you will vote your shares on the WHITE proxy card for our two highly qualified independent director candidates – Jonathan Duskin and Paul Metcalf. Our nominees have the right mix of experience, skill-set and commitment to stockholder interests to bring greater accountability and drive long-term stockholder value creation at Citi Trends.

The Board Cherry Picks Timing for Performance

The Board attempts to argue its strategy is working by highlighting its total stockholder returns on a five year basis. What the Board fails to disclose is that the Company’s stock price precipitously declined to historic lows in 2012 after the Board oversaw EBIT dollars decline from positive $29 million in 2010 to negative $10 million and negative $4 million in 2011 and 2012, respectively. Accordingly, this makes the Company’s five year stock price performance look good, when in reality this long tenured Board is comparing its current poor performance to its even worse performance five years earlier.

As shown in the chart on the next page, the Board misleadingly selected one of the lowest stock prices of the last 5+ years, January 1, 2012, to calculate its five year stock price performance. In reality, over a one, three and ten year period ending March 8, 2017, one trading day prior to our public announcement that we nominated directors for election, Citi Trends’ stock price has changed by (11)%, 5% and (59)%, respectively. We find the Board’s transparent manipulation of its stock price offensive and trust all stockholders will see through this disingenuous twisting of the facts.

99 Hudson Street ▪ 5th Floor ▪ New York, NY 10013

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Citi Trends Stock Price Chart

Source: Bloomberg Finance L.P.

The Board Uses Inappropriate Peer Groups to Tout Their Success

The Board also attempts to defend their record of poor performance by highlighting the failure of a select group of unidentified “small-cap, specialty retail peers,” and “small-cap retail apparel companies,” or their “proxy statement peers,” none of which appear to be off-price, discount apparel retailers like Citi Trends. By failing to explicitly identify their peer group within the letter, we believe the Board is deliberating attempting to mislead stockholders. In addition, the Board appears to select poor performing companies while ignoring successful companies that actually operate in the same off-price, discount apparel retail space, to mask their underperformance. Consider the following:

  The Board eliminated Ross Stores, Inc. (“ROST), a chain of off-price department stores, from their peer group in 2008. Since 2008, ROST has outperformed Citi Trends by over 780%.
  The Board chose not to add off-price retailer, Burlington Stores, Inc. (“BURL”) to their peer group when BURL went public in October 2013 with a $1.25 billion market capitalization. BURL previously had gone private by Bain Capital in 2006 with a market capitalization of $2.1 billion, compared to Citi Trends’ market capitalization in 2006 of $515 million. Today, BURL is worth over $6.5 billion, while Citi Trends’ market capitalization is approximately $265 million.
  The Board also chose not to add another off-price, close-out retailer, Ollie’s Bargain Outlet Holdings, Inc. (“Ollie’s”), when it went public in July 2015 with a $935 million market capitalization. Today, Ollie’s is valued at over $2.0 billion, or over a 100% return since its initial public offering, verses a roughly 30% decline for Citi Trends over the same period.

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We compiled and indexed the performance of companies that we believe provide greater transparency of the Company’s overall performance, rather than the Company’s selectively chosen worst-in-class peer group. As demonstrated below, the collective performance of our peer group is materially higher than Citi Trends and the Company’s proxy statement peer group.

Macellum’s Peer Group – Total Stockholder Returns	Citi Trends Proxy Peer Group – Total Stockholder Returns

Source: Bloomberg Finance L.P.; TSRs as of 4/14/17

The Board Has Been Reactive - Not Proactive

  Return of Capital Plan. The Board boasts about their new program to return capital to stockholders, yet fails to mention that the Board was previously resistant to returning capital to stockholders until we came along. The Board’s previously stated rationale for not buying stock back was their desire to see greater stabilization in the business and to hold cash equal to accounts payable.  We find it perplexing that the Board had now reversed course and determine that the business has the requisite stability to return capital to investors, given that the Company’s CEO abruptly resigned without the Board having a succession plan in place.  In addition, we note that despite holding less net cash, comparable companies BURL, ROST and The TJX Companies, Inc. (“TJX”), have higher accounts payable to inventory ratios than Citi Trends. This makes us question the Board’s rationale to hold so much cash.

Net Cash to Payables and Inventory

Source: Bloomberg Finance L.P.

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Putting aside the issue of whether the timing for a return of capital plan makes sense, we also do not believe the amount of the plan is adequate. The Company currently has $114 million in cash on its books. We believe this is excessive considering how accretive an opportunistic repurchase could be at the Company’s current stock prices. With a competent Board at the helm, we believe the Company can generate $50 million in cash over the next two years with no improvement in operations and a slight increase in working capital benefits. Accordingly, the time to make an accretive share repurchase greater than $25 million is when the stock is trading at a depressed valuation not after the stock is repriced in the wake of better results.

  Making Governance Changes Only When Pressured – The Board claims they have a strong track record of corporate governance. However, it is only under the pressure of a contested election that they introduced two key changes to its corporate governance: (1) a proposal to adopt a majority voting requirement for directors in uncontested elections and (2) an increase to their stock ownership guidelines. We find it incredibly misleading that a Board that received an ISS ranking of 8 out of 10 (10 being the worst) for corporate governance risk for the last three years consecutively would claim to have a strong track record on governance. We note the Board only increased its stock ownership guidelines for directors from 2x to 3x the annual cash retainer in March 2017 after we called upon the Board to adopt a more robust ownership threshold for directors.

The Board Claims its Strategy is Showing Results, Yet the Company’s Recent Earnings Report Reflects the Continuation of Poor Results

As highlighted above, the Board claims its strategy is working when, in fact, it merely is comparing its performance against its dismal performance five years earlier and against its selectively chosen worst-in-class “peer” group. In addition, we are puzzled that the Board would characterize its latest earnings report as a success, particularly given the recent abrupt departure of their CEO. Here are the facts:

•	First quarter 2017-to-date same-store sales declined 7%.
•	Gross margins deteriorated once again from 38.4% in Q4 2015 to 38.1% in Q4 2016, making this the fourth consecutive quarter that gross margins have declined for the Company.
•	The upside to analyst expectations was driven by a lower tax rate as well as a one-time insurance settlement which reduced operating expenses rather than improved operational performance. The Company did not disclose the magnitude of the insurance settlement gain and, while we are encouraged to see a lower tax rate, it certainly does not speak to improved operational performance the Board should be driving.
•	The Ladies business declined 8% for fiscal 2016 compared to fiscal 2015. Since 2010, Ladies same-store sales have declined an estimated 37%.
•	Average unit sales declined by 7% in Q4 2016 punctuating a 23% decline since 2010.
•	Operating income declined to $18.9 million in fiscal 2016 from $24.2 million in fiscal 2015.
•	Earnings per share (EPS) declined to $0.91 in fiscal 2016 compared to $1.03 in fiscal 2015. If the tax rate and share count were the same as fiscal 2015, EPS would have been $0.82 in fiscal 2016, or 20% below fiscal 2015.

We are also deeply concerned that the Board’s latest strategy appears to be de-emphasizing branded merchandise. We think having private label merchandise is an important part of the Company’s merchandising strategy, but we completely disagree with a decision to de-emphasize brands. Rather, we strongly believe Citi Trends’ customers will buy the right brands at the right price. Further, we feel that the branded and private label products work symbiotically together with brands providing a pricing and quality “halo” for the private label goods. This change contradicts their recent marketing presentation issued in March 2017 that emphasized brands. Accordingly, we question whether the Board’s pivot away from an off-price brand strategy is an attempt to claim that the Company should not be compared to BURL, ROST and TJX, which have significantly outperformed the Company.

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The Board Had No Intention of Settling with Us

Contrary to the Company’s claims, stockholders can go to our website, www.fixcitittrends.com, to read for themselves the inadequacy of the Company’s settlement proposal to avoid a contested election at the Annual Meeting. Here are the facts:

•	The Board refused to commit to (and would only consider) the appointment of new independent directors to the Board.
•	The Board was unwilling to consider the resignation of even one incumbent director.
•	The Board was unwilling to consider the appointment of a direct stockholder representative to the Board or any person who has within the past five years had a business relationship with us or any of our affiliates or associates. Given the minimal ownership of the independent directors on the Board, one must question why the Board is so fearful of adding stockholder representatives to the Board.

Moreover, it is deeply troubling that the Board has disclosed its intention to spend an outrageous amount of stockholder money ($1.7 million to $2.6 million!) to protect their two longest serving directors – R. Edward Anderson and Lawrence E. Hyatt – and poor track record.

Our Nominees Are Highly Qualified and Will Bring Significant Improvement to the Board

Do not be misled by the Board’s attempts to discredit our director nominees. Our nominees are highly qualified and have the right mix of skills and experience to bring significant improvement to the Board.

Mr. Jonathan Duskin

-	Is one of the Company’s largest stockholders. Mr. Duskin has economic risk at stake to make maximizing the value of the stock his principal goal as a Board member.
-	Has significant public company board experience.
-	Has substantial experience working with distressed, speculative and highly leveraged companies which the Board attempts to use against him rather than acknowledge as a valuable asset to turnaround the Company.

Mr. Paul Metcalf

-	Will be a truly independent director addition to the Board.
-	Has significant executive and merchandising experience, with a proven record at BURL and TJX of driving long-term value.
-	Most recently, while serving as the Chief Merchandising Officer and Executive Vice President of BURL, the company saw EBITDA increase from $311 million to $445 million and its stock price increase 275% from its IPO price of $16 per share to over $60 per share when Mr. Metcalf resigned.

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The Company’s Nominees Have Long Tenures, Limited Perspectives and Have Overseen the Destruction of Significant Stockholder Value

Mr. R. Edward Anderson

-	Since becoming Chairman of the Board in May 2006, the Company’s stock price has declined 67% as of March 8, 2017 and sales productivity, EBIT margins and EBITDA have declined 23%, 487 basis points, and 461 basis points, respectively.
-	Mr. Anderson has been at the helm while the Board has failed twice now in one of its most fundamental duties – to recruit, oversee, retain and compensate its CEO. The recent and sudden departure of CEO, Mr. Jason T. Mazzola, comes only a few years after the Board hastily promoted R. David Alexander, an ill-suited candidate, to CEO in 2009. Over the three years Mr. Alexander was CEO, Adjusted EBITDA declined 71% from $45.8 million in the trailing twelve months prior to his promotion as CEO in April 2009 to $13.5 million in 2011.
-	Mr. Anderson has no other public company board experience and his 16 year tenure at the Company provides a lack of fresh perspective to the Board.

Mr. Lawrence E. Hyatt

-	Spent his career in finance and has no apparel experience, no merchandising experience and no off-price retailing experience other than serving as a director of Citi Trends.
-	Like Mr. Anderson, Mr. Hyatt does not sit on any other public boards, severely limiting the perspective he can bring to the Board.
-	Despite serving on the Board for the past 11 years, Mr. Hyatt owns a mere 29,170, or less than 0.2% of the Company’s outstanding common stock, which appears to have been received mainly through stock awards rather than outright purchases – clearly demonstrating he has no economic risk at stake in serving as a director.

We urge you to support our efforts to elect Mr. Jonathan Duskin and Mr. Paul Metcalf to the Board at the Annual Meeting by signing, dating and returning the enclosed WHITE proxy card TODAY. If you have already voted on the Company’s card, a later-dated WHITE proxy card will revoke your previously cast vote. We are confident that if our nominees are elected at the Annual Meeting, they will work hard to maximize value for all stockholders of Citi Trends.

Please act now to protect the value of your investment in Citi Trends and vote the WHITE proxy card TODAY!

If you have any questions on how to vote the WHITE proxy card, please contact our proxy solicitor, Saratoga Proxy Consulting LLC, at its address and toll-free numbers listed on the next page. Our publicly filed investor materials can also be accessed at www.fixcititrends.com.

Thank you for your support,

Macellum Advisors GP, LLC

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If you have any questions, require assistance in voting your WHITE proxy card,

please contact:

 Stockholders call toll free at (888) 368-0379

Email: info@saratogaproxy.com

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